Exhibit 23.1

.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form F-3 of our report dated April 30, 2021, relating to the consolidated financial statements of Oriental Culture Holding LTD and subsidiaries included in its Annual Report on Form 20-F for the year ended December 31, 2020, filed with the Securities and Exchange Commission on April 30, 2021.

/s/ Wei, Wei & Co., LLP

Flushing, New York

February 22, 2022